Exhibit 99.18

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS RECORD
REVENUE, STRONG SECOND QUARTER RESULTS

Net income leaps 183 percent on 17 percent revenue gain

TULSA, OKLAHOMA, July 29, 2004: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG), today reported results for the second quarter ended June 30, 2004. Total revenue for the 2004 second quarter was a record $354.9 million, a 17 percent increase over the 2003 second quarter. Net income for the quarter was $17.9 million, or $.68 per diluted share. For the comparable 2003 quarter, net income was $6.3 million, or $.25 per diluted share.

For the first six months of 2004, total revenue was $653.6 million, an 18 percent increase over the first half of 2003. Net income for the six-month period was $24.4 million, or $.93 per diluted share, including the $.14 per share favorable effect of a cumulative change in accounting principle, compared to $6.9 million, or $.28 per diluted share, for the first six months of 2003.

DTG also achieved record vehicle rental revenue of $317 million during the second quarter, a 30 percent increase over the 2003 second quarter. This growth was driven by a 35 percent increase in rental days of which 22 percent was generated from franchise acquisitions and greenfield locations and 13 percent came from same store growth. Vehicle leasing revenue declined from last year’s second quarter due to fewer vehicles leased to franchisees resulting primarily from franchise acquisitions and to lower lease rates.

“We were very pleased with another quarter of exceptional revenue growth and profit performance,” Gary L. Paxton, President and Chief Executive Officer, said. “During the second quarter, we benefited from strong same store growth and increased revenue from our franchise acquisition program. We also continued to improve our vehicle utilization rate and made excellent progress in improving vehicle costs to combat lower revenue per day resulting from highly competitive industry conditions.

“During the second quarter, we completed the acquisition of the Thrifty franchise operations in Orlando, Tampa and Ft. Myers, Florida. As we previously announced, we have reached an agreement to acquire the Thrifty franchise in Chicago which includes operations at both O’Hare International and Midway airports, as well as an agreement to acquire the Thrifty franchise operation at John Wayne Airport in Santa Ana, California. We also anticipate the completion of additional acquisitions during the third and fourth quarters.

“Also, we are pleased to report an extension through the 2009 model year of our vehicle supply agreement with DaimlerChrysler, our primary vehicle supplier, continuing the more than 20-year relationship between our two companies.”

During the second quarter, DTG purchased 143,300 shares under its two-year $30 million share repurchase program at a total cost of $3.8 million. Since announcing the program last July, DTG has purchased 526,400 shares at a cost of $13.4 million.

Outlook

“Looking ahead, we believe DTG will continue to benefit from the improving economy and growth in travel,” Paxton said. “We expect to see continued same store revenue growth for our two strong value brands, fueled by consumers’ search for value. We also expect to continue to achieve strong growth from our franchise acquisition strategy. We are striving for efficiencies available from our consolidated operating model and are investing in improved IT systems, marketing initiatives and infrastructure to accommodate further growth. The Company is maintaining its previous 2004 earnings per share guidance range of $1.75 to $2.00, excluding the cumulative effect of a change in accounting principle which was previously announced and included in the first quarter results. We are raising our expectation for 2004 same store rental day growth to a range of 9 percent to 11 percent, lowering our expectation for revenue per day to be down about 3 percent compared to last year and expect further improvements in vehicle costs.”

The Dollar Thrifty Automotive Group, Inc. second quarter 2004 earnings release conference call will be held on Thursday, July 29, 2004, at 10:00 a.m. (central daylight time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 800-619-5712 (domestic) or 210-234-8002 (international), using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through August 12, 2004, by calling 888-566-0083 (domestic) or 402-220-5214 (international). The replay will also be available via the corporate Web site for one year.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission, Value Every Time, the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada, and they have operations at most major airports. The Company’s more than 8,000 employees are located mainly in North America, but global service capabilities exist through an ever expanding franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies’ customers reside and where the companies and their franchisees operate; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	June 30,		Total Revenues
	2004	2003	2004	2003

Revenues:
Vehicle rentals	$317,040	$243,713	89.3%	80.1%
Vehicle leasing	20,709	41,444	5.8%	13.6%
Fees and services	14,949	14,317	4.2%	4.7%
Other	2,242	4,625	0.7%	1.6%

Total revenues	354,940	304,099	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	180,083	119,382	50.7%	39.3%
Vehicle depreciation and lease charges, net	64,785	102,329	18.3%	33.6%
Selling, general and administrative	56,253	47,706	15.8%	15.7%
Interest expense, net	23,038	22,508	6.5%	7.4%

Total costs and expenses	324,159	291,925	91.3%	96.0%

Income before income taxes	30,781	12,174	8.7%	4.0%

Income tax expense	12,873	5,845	3.7%	1.9%

Net income	$17,908	$6,329	5.0%	2.1%

Earnings per share:
Basic	$0.72	$0.26
Diluted	$0.68	$0.25

Weighted average number
of shares outstanding:
Basic	25,045,211	24,492,981
Diluted	26,352,207	25,290,040

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Six months ended		As % of
	June 30,		Total Revenues
	2004	2003	2004	2003

Revenues:
Vehicle rentals	$582,385	$442,071	89.1%	79.7%
Vehicle leasing	38,477	78,668	5.9%	14.2%
Fees and services	27,083	27,863	4.1%	5.0%
Other	5,703	5,980	0.9%	1.1%

Total revenues	653,648	554,582	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	336,648	220,023	51.5%	39.7%
Vehicle depreciation and lease charges, net	133,984	189,101	20.5%	34.1%
Selling, general and administrative	103,800	89,796	15.9%	16.2%
Interest expense, net	42,247	41,777	6.4%	7.5%

Total costs and expenses	616,679	540,697	94.3%	97.5%

Income before income taxes	36,969	13,885	5.7%	2.5%

Income tax expense	16,304	6,962	2.5%	1.3%

Income before cumulative effect of a change in accounting principle	20,665	6,923	3.2%	1.2%

Cumulative effect of a change in accounting principle	3,730	-	0.5%	0.0%

Net income	$24,395	$6,923	3.7%	1.2%

Basic earnings per share:
Income before cumulative effect of a change in accounting principle	$0.83	$0.28
Cumulative effect of a change in accounting principle	0.15	-

Net income	$0.98	$0.28

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle	$0.79	$0.28
Cumulative effect of a change in accounting principle	0.14	-

Net income	$0.93	$0.28

Weighted average number
of shares outstanding:
Basic	24,999,251	24,474,926
Diluted	26,300,989	25,164,647

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Six months ended
	June 30, 2004		June 30, 2004

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	103,775		94,312
% change from prior year	32.2%		30.4%
Number of rental days	8,068,147		14,753,523
% change from prior year	34.5%		35.6%
Vehicle utilization	85.4%		86.0%
Percentage points change from prior year	1.4 p.p.		2.9 p.p.
Average revenue per day	$39.30		$39.47
% change from prior year	(3.3%	)	(2.9%	)
Monthly average revenue per vehicle	$1,018		$1,029
% change from prior year	(1.6%	)	1.0%

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	86,684		79,129
% change from prior year	10.4%		9.4%
Number of rental days	6,750,381		12,397,632
% change from prior year	12.5%		14.0%

Vehicle Leasing Data:

Average number of vehicles leased	17,988		16,938
% change from prior year	(41.1%	)	(41.9%	)
Monthly average revenue per vehicle	$384		$379
% change from prior year	(15.2%	)	(15.8%	)

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$6		$11
Non-vehicle capital expenditures (excludes acquisitions)	6		11
Franchise acquisitions	43		46
Cash paid for income taxes	1		2

Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2004	2003	2003

	(Unaudited)

Cash and cash equivalents	$141	$62	$192
Restricted cash and investments	70	114	537
Revenue-earning vehicles, net	2,835	2,701	2,137

Total debt	2,630	2,586	2,442
Stockholders' equity	572	503	533